EXHIBIT 11


                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                                Nine Months Ended
                                                  September 30,
                                         ------------------------------
Earnings Per Common Share                     2003            2002
     Basic                               $      0.70        $      0.60
     Average Shares Outstanding            3,442,022          2,895,207
     Diluted                             $      0.65        $      0.56
     Average Shares Outstanding
     (including dilutive effect of
     options and warrants)                 3,671,841          3,093,748


                                               Three Months Ended
                                                  September 30,
                                         ------------------------------
   Earnings Per Common Share                 2003              2002
        Basic                            $      0.17        $      0.29
        Average Shares Outstanding         4,522,116          2,895,165
        Diluted                          $      0.16        $      0.27
        Average Shares Outstanding
        (including dilutive effect of
        options and warrants)              4,742,419          3,140,741


The income per share of $0.17 (basic) and $0.16 (diluted) for the three months ended September 30, 2003 exceeds the $0.14 (basic) and $0.13 (diluted) reported in the Company's press release and Form 8-K issued on October 15, 2003. The difference results from a computational error in the earlier calculation which has been corrected in this report. The computational error did not effect the net income of the Company for the three month period ended September 30, 2003, or the net income or income per share calculations for the nine month period ended September 30, 2003. Readers should note that due to the issuance of a significant number of shares of common stock during the third quarter, the quarterly per share earnings for 2003 do not add to the per share earnings for the nine month period ended September 30, 2003.